Exhibit 10.12

DYNASTY FINANCIAL PARTNERS, INC.

2022 OMNIBUS INCENTIVE COMPENSATION PLAN

RESTRICTED SHARES AWARD AGREEMENT

This Restricted Shares Award Agreement (this “Award Agreement”) evidences an award of restricted shares (“Restricted Shares”) by Dynasty Financial Partners, Inc., a Delaware corporation (“Dynasty” and together with any Subsidiary, and any successor entity thereto, the “Company”) under the Dynasty Financial Partners, Inc. 2022 Omnibus Incentive Compensation Plan (the “Plan”). Capitalized terms not defined in this Award Agreement have the meanings given to them in the Plan.

Name of Grantee:	______________ (the “Grantee”).

Grant Date:	______________ (the “Grant Date”).

Restricted Shares:	______________.

Grant of Restricted Shares:	On the Grant Date, the Company will grant to the Grantee [ ] Restricted Shares, which will be subject to the restrictions provided for in this Award Agreement. A book entry in the Grantee’s name evidencing the Restricted Shares will be made with the Company or its designated agent until such Restricted Shares are released to the Grantee or forfeited in accordance with this Award Agreement.

Risk of Forfeiture:	The Restricted Shares will initially be subject to a risk of forfeiture, which risk of forfeiture will lapse as the Grantee vests in the Restricted Shares as set forth below.

Vesting:	A number of Restricted Shares equal to [insert fraction] of the Restricted Shares (rounded to the nearest whole number) shall vest on [ ] (each, a “Vesting Date”).

The Restricted Shares will vest only if the Grantee is and has been continuously employed by the Company from the Grant Date through the applicable Vesting Date, and any unvested Restricted Shares will be forfeited and immediately returned to the Company upon any termination of Employment for any reason, subject to the Board’s discretion.

Notwithstanding the foregoing, and any provision in the Plan:

A. Upon a termination of Employment due to the Grantee’s death or Disability, unvested Restricted Shares will immediately vest as of the date of such termination; and

B. Upon a termination of the Grantee’s Employment by the Company without Cause or resignation by the Grantee for Good

Reason on or within two years following a Change in Control, unvested Restricted Shares will immediately vest as of the date of such termination (a “CIC Qualifying Termination”).

For purposes of this Award Agreement, if, as a result of the Grantee’s incapacity due to physical or mental illness, Grantee will have been substantially unable to perform his duties hereunder for a continuous period of 180 days, the Company may terminate Grantee’s employment hereunder for “Disability.”

Effect of Vesting:	Upon the vesting of any Restricted Shares, such vested Restricted Shares will no longer be subject to forfeiture as provided in this Award Agreement. Promptly after vesting, the Company will deliver to the Grantee the Restricted Shares that have vested subject to applicable tax withholding obligations.

Restrictions on Transfer:	During the period of restriction, the Restricted Shares and all rights with respect thereto, may not be sold, assigned, transferred, pledged or otherwise disposed of, alienated or encumbered, either voluntarily or involuntarily. The transfer restrictions in the preceding sentence will not apply to (a) transfers to the Company, or (b) transfers by will or the laws of descent and distribution.

Right to Vote and
Receive Dividends:	During the period of restriction, the Grantee will be the beneficial and record owner of the Restricted Shares and will have full voting rights with respect thereto. During the period of restriction, all dividends (whether ordinary or extraordinary and whether paid in cash, additional shares or other property) or other distributions paid upon any Restricted Share will be retained by the Company for the account of the Grantee. Such dividends or other distributions will revert back to the Company if for any reason the restricted share upon which such dividends or other distributions were paid reverts back to the Company. Upon the expiration of the period of restriction, all such dividends or other distributions made on such Restricted Share and retained by the Company will be paid, without interest, to the Grantee.

Section 83(b) Election:	If the Grantee makes an election under Section 83(b) of the Code with respect to the Restricted Shares, promptly after filing such election with the Internal Revenue Service, the Grantee shall be required to deliver to the Company a copy of such election along with proof of the timely filing thereof. The Grantee also acknowledges that it is the Grantee’s sole responsibility, and not the Company’s responsibility, to file timely and properly any election under Section 83(b) of the Code, and any corresponding provisions of state tax laws.

Clawback:	Section 3.9 of the Plan is incorporated herein by reference and will apply to the Restricted Shares granted pursuant to this Award Agreement.

Non-Competition:	During the Grantee’s Employment and for a period of 12 months following the termination of the Grantee’s Employment for any reason, the Grantee will not directly or indirectly (without the prior written consent of the Company):

(i)	hold a 5% or greater equity (including stock options whether or not exercisable), voting or profit participation interest in a Competitive Enterprise; or

(ii)	associate (including as a director, officer, employee, partner, consultant, agent or advisor) with a Competitive Enterprise and in connection with the Grantee’s association engage, or directly or indirectly manage or supervise personnel engaged, in any activity:

(A)	that is substantially related to any activity in which the Grantee was engaged with the Company during the 12 months prior to the termination of the Grantee’s Employment,

(B)	that is substantially related to any activity for which the Grantee had direct or indirect managerial or supervisory responsibility with the Company during the 12 months prior to the termination of the Grantee’s Employment, or

(C)	that calls for the application of specialized knowledge or skills substantially related to those used by the Grantee in his activities with the Company during the 12 months prior to the termination of the Grantee’s Employment.

For purposes of this Award Agreement, “Competitive Enterprise” means any business enterprise then engaged in providing financial services anywhere in the United States.

Non-Solicitation:	During the Grantee’s Employment and for a period of 12 months following the termination of the Grantee’s Employment for any reason, the Grantee will not, in any manner, directly or indirectly (without the prior written consent of the Company): (i) Solicit any Client to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with the Company, (ii) transact business with any Client that would cause the Grantee to be a Competitive Enterprise, (iii) interfere with or damage any relationship between the Company and a Client or (iv) Solicit anyone who is then an employee of the Company (or who was an employee of the Company within the prior 12 months) to resign from the Company or to apply for or accept employment with any other business or enterprise. For purposes of this Award Agreement, a “Client” means any client or prospective client of the Company to whom the Grantee provided services, or for whom the Grantee transacted business, or whose identity became known to the Grantee in connection with his relationship with or employment by the Company, and “Solicit” means any direct or indirect communication of any kind, regardless of who initiates it, that in any way invites, advises, encourages or requests any person to take or refrain from taking any action.

Confidentiality:	During the Grantee’s Employment and thereafter, the Grantee will hold in a fiduciary capacity for the benefit of the Company all trade secrets and confidential information, knowledge or data relating to the Company and its businesses and investments, which will have been obtained by the Grantee during the Grantee’s employment by the Company and which is not generally available public knowledge (other than by acts by the Grantee in violation of this Award Agreement). Except as may be required or appropriate in connection with his carrying out his duties to the Company , the Grantee will not, without the prior written consent of the Company or as may otherwise be required by law or any legal process, any statutory obligation or order of any court or statutory tribunal of competent jurisdiction, or as is necessary in connection with any adversarial proceeding against the Company (in which case the Grantee will use his reasonable best efforts in cooperating with the Company in obtaining a protective order against disclosure by a court of competent jurisdiction), communicate or divulge any such trade secrets, information, knowledge or data to anyone other than the Company and those designated by the Company or on behalf of the Company in the furtherance of its business or to perform duties hereunder. Notwithstanding anything to the contrary in this Award Agreement or otherwise, nothing shall limit the Grantee’s rights under applicable law to provide truthful information to any governmental entity or to file a charge with or participate in an investigation conducted by any governmental entity. Notwithstanding the foregoing, the Grantee agrees to waive the Grantee’s right to recover monetary damages in connection with any charge, complaint or lawsuit filed by the Grantee or anyone else on the Grantee’s behalf (whether involving a governmental entity or not); provided that the Grantee is not agreeing to waive, and this Award Agreement shall not be read as requiring the Grantee to waive, any right the Grantee may have to receive an award for information provided to any governmental entity. The Grantee is hereby notified that the immunity provisions in Section 1833 of title 18 of the United States Code provide that an individual cannot be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made (1) in confidence to federal, state or local government officials, either directly or indirectly, or to an attorney, and is solely for the purpose of reporting or investigating a suspected violation of the law, (2) under seal in a complaint or other document filed in a lawsuit or other proceeding, or (3) to the Grantee’s attorney in connection with a lawsuit for retaliation for reporting a suspected violation of law (and the trade secret may be used in the court proceedings for such lawsuit) as long as any document containing the trade secret is filed under seal and the trade secret is not disclosed except pursuant to court order.

Inventions Assignment:	The Grantee will and hereby does assign to the Company all rights to trade secrets and other products relating to the Company’s business developed by the Grantee alone or in conjunction with others at any time while employed by the Company . In the event of any conflict between this provision and of any applicable employee manual or similar policy of the Company, this provision will govern.

Amendment:	The Company reserves the right at any time to amend the terms and conditions set forth in this Award Agreement, except that the Committee shall not make any amendment that materially adversely impairs the rights of the Grantee without the Grantee’s consent. Any amendment of this Award Agreement shall be in writing and signed by an authorized member of the Committee or a person or persons designated by the Committee.

Governing Law:	This Award Agreement shall be deemed to be made under, and in all respects be interpreted, construed and governed by and in accordance with, the laws of the State of Delaware without regard to conflict of law principles.

All Other Terms:	As set forth in the Plan.

The Plan is incorporated herein by reference. Except as otherwise set forth in this Award Agreement, this Award Agreement and the Plan constitute the entire agreement and understanding of the parties with respect to the Restricted Shares. In the event that any provision of this Award Agreement is inconsistent with the Plan, the terms of this Award Agreement will control. Except as specifically provided herein, in the event that any provision of this Award Agreement is inconsistent with any employment agreement or similar agreement between the Grantee and the Company (the “Employment Agreement”), the terms of the Employment Agreement will control.

By accepting this Award Agreement, the Grantee agrees to be subject to the terms and conditions of the Plan.

This Award Agreement may be executed in counterparts, which together will constitute one and the same original.

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IN WITNESS WHEREOF, the parties have caused this Award Agreement to be duly executed and effective as of the Grant Date.

DYNASTY FINANCIAL PARTNERS, INC.

By:
Name:
Title:

[NAME OF GRANTEE]